Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 11, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2005 Annual Report to Shareholders of Docucorp International, Inc., which is incorporated by reference in Docucorp International, Inc.’s Annual Report on Form 10-K for the year ended July 31, 2005. We also consent to the incorporation by reference of our report dated October 11, 2005 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.
PricewaterhouseCoopers LLP
Dallas, Texas
January 27, 2006

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